Exhibit 99.1

Xicor, Inc. Announces Appointment of Co-Chairman To the Board of
Directors; President and CEO Lou DiNardo to Join J. Daniel McCranie in New Role as Co-Chairman

    MILPITAS, Calif.--(BUSINESS WIRE)--Jan. 21, 2004--Xicor, Inc. (Nasdaq:XICO), a leading supplier of high performance analog and mixed-signal integrated circuits today announced that the company's president and chief executive officer Lou DiNardo has been appointed to the newly created position of co-chairman of the company's board of directors. The board of directors unanimously approved the appointment and announced the intention of Mr. McCranie to retire by the end of 2004.
    Mr. McCranie joined Xicor as a board member in May 2000 and was elected to the position of chairman in November 2000. He currently serves as chairman of the board of ON Semiconductor and Virage Logic. Prior to joining Xicor Mr. McCranie held the position of Executive Vice President of Sales and Marketing at Cypress Semiconductor and was president and chief executive officer of SEEQ, Corporation.
    Mr. McCranie commented, "It has been both an honor and great fun to have helped the board of directors, Lou DiNardo and his entire team in the creation of a modern mixed-signal semiconductor company. The effort required to make such a transformation was intense, relentless and emotional. The employees of Xicor have met every challenge with intelligence, energy and passion. I look forward to watching this company continue to expand market penetration in the high-margin spectrum of the analog mixed-signal semiconductor market.
    "My engagement regarding board directorships in general, and Xicor in particular, has always been to help launch and drive the changes necessary to create a successful company and, when that task is largely completed, to leave the organization. Our decision to have Lou DiNardo join me as co-chairman of Xicor will provide both additional strong leadership and a stable transition for the board as I take leave of the company later this year."
    Mr. DiNardo joined Xicor as a director and president and chief executive officer in November 2000. Prior to joining Xicor Mr. DiNardo served as General Manager of the Mixed Signal Products Business Unit at Linear Technology Corporation. In his thirteen years of service with Linear Technology Mr. DiNardo held a variety of senior and executive management positions including vice president of marketing.
    Mr. DiNardo noted, "Dan McCranie has provided invaluable service to Xicor. He has played an integral part in the formation of strategy and helped instill greater discipline and accountability throughout our organization. The impact he has had is evident in our results. In just three years we have transformed Xicor into a high-performance analog semiconductor company. We have achieved 30% year-to-year sales growth in analog products in 2003 and analog products now represent almost 80% of sales. We have increased our gross margin percentage significantly year over year and achieved gross margin of over 58% in the fourth quarter of 2003. We have eliminated our long term debt and completed two important acquisitions. Most importantly we have introduced compelling new products that address growth markets.
    "On behalf of the employees at Xicor and our board of directors I would like to express our appreciation to Dan for the crucial role he has played in our success and his commitment to the company, its employees and shareholders."
    Xicor product, corporate and financial information is readily available on the World Wide Web at http://www.xicor.com.

    Safe Harbor Statement

    Except for historical information contained herein, the matters set forth in this press release are forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. These risks may include the impact of competing products and pricing, timely design acceptance by our customers, timely ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, and other risks detailed from time to time in Xicor's SEC filings.

    "Xicor" is a registered trademark and "XDCP" is a trademark belonging to Xicor Inc.
    All other trademarks are the properties of their respective owners.

    CONTACT: Xicor, Inc.
             Geraldine N. Hench, 408-546-3348 (CFO)
             investors@xicor.com